Exhibit 99.1

Stewart Reports Fourth Quarter 2019 Results

- Title revenues of $506.0 million, an increase of $48.7 million, or 11 percent, compared to the prior year quarter

- Started initiatives in the fourth quarter to reposition the company to improve long-term financial performance

- Fourth quarter 2019 break-even results and, on an adjusted basis, net income of $20.6 million, compared to fourth quarter 2018 net income of $11.4 million and adjusted net income of $19.3 million

- Diluted EPS of $0.00 and adjusted diluted EPS of $0.87, compared to fourth quarter 2018 diluted EPS of $0.48 and adjusted diluted EPS of $0.82

HOUSTON, Feb. 5, 2020 /PRNewswire/ -- Stewart Information Services Corporation (NYSE: STC) today reported break-even results for the fourth quarter 2019, compared to net income attributable to Stewart of $11.4 million ($0.48 per diluted share) for the fourth quarter 2018 after commencing initiatives to reposition the company including, among others, office closures, asset impairments and the corporate reorganization. Pretax income before noncontrolling interests for the fourth quarter 2019 was $3.8 million compared to a pretax income before noncontrolling interests of $19.7 million for the fourth quarter 2018.

Fourth quarter 2019 results included the following pretax items:

  $8.0 million of net realized and unrealized losses, which were primarily $11.7 million of impairment expenses relating to intangible assets, title plants and other assets, partially offset by $2.2 million of realized gains on sale of securities investments and $1.1 million of net unrealized gains on fair value changes of equity securities investments,
  $6.5 million of severance expenses related to our corporate reorganization included in employee costs ($4.3 million in the ancillary services and corporate segment and $2.2 million in the title segment),
  $5.9 million of office closure costs primarily related to lease terminations included in other operating expenses ($4.7 million in the title segment and $1.2 million in the ancillary services and corporate segment),
  $2.2 million of executive insurance policy settlement expense recorded as part of other operating expenses within the ancillary services and corporate segment,
  $1.7 million of commercial services' escrow loss recorded as part of title loss expense in the title segment, and
  $2.1 million of other non-operating charges ($1.3 million in the ancillary services and corporate segment and $0.8 million in the title segment).

Fourth quarter 2018 results included the following pretax items:

  $4.3 million of net realized and unrealized losses which were primarily related to fair value changes of equity securities investments,
  $3.0 million of third-party advisory expenses related to the terminated Fidelity National Financial (FNF) merger transaction included in other operating expenses within the ancillary services and corporate segment,
  $1.2 million of litigation expense related to a 2013 lender services acquisition included in other operating expenses within the ancillary services and corporate segment,
  $1.0 million of executive severance expenses included in employee costs ($0.6 million in the title segment and $0.4 million in the ancillary services and corporate segment), and
  $0.8 million of office closure costs included in other operating expenses within the title segment.

"Overall, I am pleased with our performance in the fourth quarter and the progress that has already been made at this early stage of repositioning Stewart for the future," stated Fred Eppinger, Stewart's chief executive officer. "Excluding the charges associated with the organizational initiatives, our core title operations had a good end to the year. The residential business benefited from the continued strength in volumes, the agency channel experienced solid growth with encouraging signs of returning business, and our commercial operations delivered in the face of good fourth quarter 2018 comparable results. As we move into 2020, I am confident that our actions will strengthen our customer focus while laying the groundwork for improving the company's long-term financial performance. More needs to be done to better position us for future success, but we are off to a fast start and I am excited for what lies before us."

Selected Financial Information
Summary results of operations are as follows (dollars in millions, except per share amounts):

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

Total revenues	509.9	469.9	1,940.0	1,907.7
Pretax income before noncontrolling interests	3.8	19.7	117.0	72.5
Income tax expense	(0.7)	(4.8)	(26.7)	(13.5)
Net income attributable to noncontrolling interests	(3.1)	(3.5)	(11.7)	(11.5)
Net income attributable to Stewart	0.0	11.4	78.6	47.5
Non-GAAP adjustments, after taxes*	20.6	7.9	(13.2)	12.1
Adjusted net income attributable to Stewart*	20.6	19.3	65.4	59.6
Net income per diluted Stewart share	0.00	0.48	3.31	2.01
Adjusted net income per diluted Stewart share*	0.87	0.82	2.75	2.52
* See Appendix A

Title Segment
Summary results of the title segment are as follows (dollars in millions, except pretax margin):

	Quarter Ended December 31,
	2019	2018	% Change

Operating revenues	506.0	457.3	11%
Investment income	5.2	5.0	4%
Net realized and unrealized losses	(3.4)	(4.3)	22%
Pretax income	20.3	29.5	(31)%
Pretax margin	4.0%	6.4%	(38)%

Title operating revenues in the fourth quarter 2019 increased 11 percent, compared to the prior year quarter, as direct title revenues and gross independent agency revenues improved by 12 percent and 10 percent, respectively. The segment's overall operating expenses in the fourth quarter 2019 increased $58.9 million, or 14 percent, compared to the last year's quarter, primarily due to higher agency retention expense and other operating costs driven by increased title revenues, increased title loss expense primarily resulting from less favorable loss experience in portions of our non-Canadian international operations and an escrow loss in our commercial business, and the charges discussed above. Excluding the segment's net realized and unrealized losses and other non-operating charges, pretax income in the fourth quarter 2019 would have been $33.0 million (6.5 percent margin) compared to pretax income of $35.1 million (7.7 percent margin) in the fourth quarter 2018.

The segment's net realized and unrealized losses during the fourth quarter 2019 included $7.1 million of impairment expenses relating to intangible assets, title plants and other assets, partially offset by $2.2 million of realized gains on sale of securities investments and $1.1 million of net unrealized gains on fair value changes of equity securities investments. In comparison, net realized and unrealized losses during the fourth quarter 2018 were primarily related to net unrealized losses on fair value changes of equity securities investments.

Direct title revenues information is presented below (dollars in millions):

	Quarter Ended December 31,
	2019	2018	% Change

Non-commercial:
Domestic	149.1	123.3	21%
International	24.1	21.4	13%
Commercial:
Domestic	54.7	59.5	(8)%
International	7.4	6.1	21%
Total direct title revenues	235.3	210.3	12%

Non-commercial domestic revenues increased in the fourth quarter 2019, compared to fourth quarter 2018, as a result of improved closed orders primarily driven by the current lower interest rate environment. Domestic commercial revenues were lower compared to the prior year quarter primarily as a result of a lower average fee per file during the fourth quarter 2019. Fourth quarter 2019 domestic commercial fee per file was approximately $12,300, a 5 percent decrease from last year's quarter, while domestic residential fee per file decreased 11 percent to approximately $2,100, primarily due to the higher ratio of refinancing to purchase orders in the fourth quarter 2019 versus fourth quarter 2018. Total international title revenues increased $4.0 million, or 15 percent, primarily driven by increased volumes in our Canadian operations.

Gross revenues from independent agency operations increased 10 percent in the fourth quarter 2019, compared to the fourth quarter 2018, with the independent agency remittance rate of 17.7 percent remaining comparable to that of the prior year quarter.

Ancillary Services and Corporate Segment
Summary results of the ancillary services and corporate segment are as follows (dollars in millions):

	Quarter Ended December 31,
	2019	2018	% Change

Operating revenues	6.7	11.9	(43)%
Net realized and unrealized losses	(4.6)	-	(100)%
Pretax loss	(16.5)	(9.8)	(69)%

The segment's operating revenues decreased $5.2 million in the fourth quarter 2019 compared to the prior year quarter, primarily as a result of reductions in orders from several customers. The segment's results for the fourth quarter 2019 and 2018 included approximately $10.9 million and $8.8 million, respectively, of net expenses attributable to parent company and corporate operations. Excluding the segment's net realized and unrealized losses of $4.6 million in the fourth quarter 2019 and the non-operating charges discussed above, the fourth quarter 2019 pretax loss improved to $2.8 million compared to $5.2 million in the prior year quarter.

Expenses
Employee costs for the fourth quarter 2019 were $154.2 million, an increase of 11 percent from $139.1 million in the fourth quarter 2018. This increase was primarily due to increased incentive compensation consistent with higher direct title revenues and increased employee severance expenses related to the corporate reorganization, as discussed above. Average employee counts in the fourth quarter 2019 were 3 percent lower than in the prior year quarter, which slightly reduced salaries expense in the fourth quarter 2019. As a percentage of total operating revenues, employee costs for the fourth quarter 2019 and 2018 were 30.1 percent and 29.6 percent, respectively, and would have been 28.8 percent and 29.4 percent, respectively, excluding the severance expenses discussed above.

Other operating expenses in the fourth quarter 2019 were $94.3 million, a 7 percent increase from $88.3 million in the fourth quarter 2018. This increase was primarily driven by the charges discussed above and expenses relating to higher direct title revenues in the fourth quarter 2019. As a percentage of total operating revenues, other operating expenses for the fourth quarter 2019 were 18.4 percent compared to 18.8 percent in the prior year quarter; while excluding the non-operating charges mentioned above, the other operating expenses ratio was 16.5 percent in the fourth quarter 2019 versus 17.8 percent in the prior year quarter.

Title loss expense for the fourth quarter 2019 increased to $28.9 million, as compared to $12.3 million from the prior year quarter, primarily due to higher title revenues and less favorable loss experience in portions of our non-Canadian international operations and an escrow loss in our commercial business in the fourth quarter 2019, and favorable loss experience during the prior year quarter. Title losses, as a percentage of title revenues, were 5.7 percent in the fourth quarter 2019, compared to 2.7 percent in the fourth quarter 2018. We expect our year 2020 title loss ratio to be in the low to mid 4 percent range. At December 31, 2019, our title loss reserves were above the actuarial reserve midpoint.

Other
Net cash provided by operations in the fourth quarter 2019 was $59.1 million, compared to net cash provided by operations of $40.4 million in the prior year quarter, primarily due to better fourth quarter 2019 operating results, excluding the charges above which were mostly noncash.

Fourth Quarter Earnings Call
Stewart will hold a conference call to discuss the fourth quarter 2019 earnings at 8:30 a.m. Eastern Time on Thursday, February 6, 2020. To participate, dial (866) 831-8713 (USA) and (203) 518-9822 (International) - access code STCQ419. Additionally, participants can listen to the conference call through Stewart's Investor Relations website at http://www.stewart.com/investor-relations/earnings-call.html. The conference call replay will be available from 11:00 a.m. Eastern Time on February 6, 2020 until midnight on February 13, 2020, by dialing (800) 839-2475 (USA) or (402) 220-7220 (International) - the access code is also STCQ419.

About Stewart
Stewart Information Services Corporation (NYSE:STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we believe in building strong relationships – and these partnerships are the cornerstone of every closing, every transaction and every deal. Stewart. Real partners. Real possibilities.™ More information is available at the Company's website at stewart.com, or you can subscribe to the Stewart blog at blog.stewart.com, or follow Stewart on Twitter® @stewarttitleco.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the volatility of economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the ability to attract and retain highly productive sales associates; the impact of vetting our agency operations for quality and profitability; independent agency remittance rates; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; seasonality and weather; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2018, and if applicable, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. All forward-looking statements included in this news release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION
CONDENSED STATEMENTS OF INCOME (UNAUDITED)
(In thousands of dollars, except per share amounts and except where noted)

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenues:
Title revenues:
Direct operations	235,259	210,315	869,457	833,200
Agency operations	270,705	246,973	970,540	1,003,959
Ancillary services	6,748	11,933	37,456	50,723
Total operating revenues	512,712	469,221	1,877,453	1,887,882
Investment income	5,164	5,005	19,795	19,737
Net realized and unrealized (losses) gains	(7,970)	(4,292)	42,760	53
	509,906	469,934	1,940,008	1,907,672
Expenses:
Amounts retained by agencies	222,670	203,079	799,229	827,046
Employee costs	154,206	139,080	567,173	562,469
Other operating expenses	94,318	88,278	345,347	345,307
Title losses and related claims	28,891	12,333	84,423	71,514
Depreciation and amortization	5,068	6,323	22,526	24,932
Interest	972	1,153	4,341	3,875
	506,125	450,246	1,823,039	1,835,143
Income before taxes and noncontrolling interests	3,781	19,688	116,969	72,529
Income tax expense	(717)	(4,828)	(26,695)	(13,507)
Net income	3,064	14,860	90,272	59,022
Less net income attributable to noncontrolling interests	3,095	3,487	11,657	11,499
Net (loss) income attributable to Stewart	(31)	11,373	78,615	47,523

Net earnings per diluted share attributable to Stewart	0.00	0.48	3.31	2.01
Diluted average shares outstanding (000)	23,619	23,699	23,753	23,685

Selected financial information:
Net cash provided by operations	59,070	40,444	166,359	84,177
Other comprehensive income (loss)	2,039	(2,881)	22,072	(20,332)

Monthly Domestic Order Counts:
Opened Orders 2019:	Oct	Nov	Dec	Total	Closed Orders 2019:	Oct	Nov	Dec	Total
Commercial	1,407	1,377	1,820	4,604	Commercial	1,281	1,203	1,976	4,460
Purchase	18,950	14,941	13,884	47,775	Purchase	14,300	12,235	13,690	40,225
Refinancing	15,848	12,726	11,365	39,939	Refinancing	11,549	9,602	10,307	31,458
Other	443	289	185	917	Other	292	176	199	667
Total	36,648	29,333	27,254	93,235	Total	27,422	23,216	26,172	76,810

Opened Orders 2018:	Oct	Nov	Dec	Total	Closed Orders 2018:	Oct	Nov	Dec	Total
Commercial (Note 1)	1,931	1,637	1,699	5,267	Commercial (Note 1)	1,619	1,404	1,605	4,628
Purchase	18,687	14,910	12,697	46,294	Purchase	14,452	12,645	12,331	39,428
Refinancing	6,929	5,723	5,391	18,043	Refinancing	4,756	3,802	3,821	12,379
Other	550	574	504	1,628	Other	460	542	500	1,502
Total	28,097	22,844	20,291	71,232	Total	21,287	18,393	18,257	57,937

Note 1 – As disclosed in the first quarter 2019 earnings release, prior year commercial orders were updated to take into account changes to our domestic order tracking process and the exclusion of international orders.

STEWART INFORMATION SERVICES CORPORATION
CONDENSED BALANCE SHEETS AT DECEMBER 31
(In thousands of dollars)

	2019	2018
Assets:
Cash and cash equivalents	330,609	192,067
Short-term investments	23,527	22,950
Investments in debt and equity securities, at fair value	645,039	636,017
Receivables – premiums from agencies	26,405	29,032
Receivables – other	50,067	47,044
Allowance for uncollectible amounts	(4,469)	(4,614)
Property and equipment, net	50,461	60,794
Operating lease assets (Note 2)	99,028	-
Title plants, at cost	72,627	74,737
Goodwill	248,890	248,890
Intangible assets, net of amortization	4,623	9,727
Deferred tax assets	4,407	4,575
Other assets	41,571	51,711
	1,592,785	1,372,930
Liabilities:
Notes payable	110,632	108,036
Accounts payable and accrued liabilities	126,779	109,283
Operating lease liabilities (Note 2)	113,843	-
Estimated title losses	459,053	461,560
Deferred tax liabilities	28,719	14,214
	839,026	693,093
Stockholders' equity:
Common Stock and additional paid-in capital	188,279	186,714
Retained earnings	564,392	514,248
Accumulated other comprehensive loss	(2,699)	(24,771)
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	747,306	673,525
Noncontrolling interests	6,453	6,312
Total stockholders' equity	753,759	679,837
	1,592,785	1,372,930
Number of shares outstanding (000)	23,709	23,719
Book value per share	31.52	28.40

Note 2 – Beginning in 2019, we adopted the new lease accounting standard which resulted in the balance sheet recognition of assets and liabilities related to our operating leases of office space. Operating lease assets represent the right to use the underlying assets over the corresponding lease terms. This adoption did not result in any impact to our statements of operations and cash flows.

STEWART INFORMATION SERVICES CORPORATION
SEGMENT INFORMATION
(In thousands of dollars)

Three months ended:	December 31, 2019			December 31, 2018
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	505,964	6,748	512,712	457,288	11,933	469,221
Investment income	5,164	-	5,164	4,989	16	5,005
Net realized and unrealized losses	(3,352)	(4,618)	(7,970)	(4,292)	-	(4,292)
	507,776	2,130	509,906	457,985	11,949	469,934
Expenses:
Amounts retained by agencies	222,670	-	222,670	203,079	-	203,079
Employee costs	144,882	9,324	154,206	132,290	6,790	139,080
Other operating expenses	86,354	7,964	94,318	75,274	13,004	88,278
Title losses and related claims	28,891	-	28,891	12,333	-	12,333
Depreciation and amortization	4,662	406	5,068	5,520	803	6,323
Interest	-	972	972	33	1,120	1,153
	487,459	18,666	506,125	428,529	21,717	450,246
Income (loss) before taxes	20,317	(16,536)	3,781	29,456	(9,768)	19,688

Year ended:	December 31, 2019			December 31, 2018
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	1,839,997	37,456	1,877,453	1,837,159	50,723	1,887,882
Investment income	19,795	-	19,795	19,721	16	19,737
Net realized and unrealized (losses) gains	(2,744)	45,504	42,760	(1,174)	1,227	53
	1,857,048	82,960	1,940,008	1,855,706	51,966	1,907,672
Expenses:
Amounts retained by agencies	799,229	-	799,229	827,046	-	827,046
Employee costs	540,687	26,486	567,173	533,525	28,944	562,469
Other operating expenses	304,278	41,069	345,347	293,817	51,490	345,307
Title losses and related claims	84,423	-	84,423	71,514	-	71,514
Depreciation and amortization	19,971	2,555	22,526	21,449	3,483	24,932
Interest	1	4,340	4,341	41	3,834	3,875
	1,748,589	74,450	1,823,039	1,747,392	87,751	1,835,143
Income (loss) before taxes	108,459	8,510	116,969	108,314	(35,785)	72,529

Appendix A
Non-GAAP Adjustments

Management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles (GAAP) to analyze its performance. These include: (1) adjusted revenues, which are reported revenues adjusted for any net realized and unrealized gains and losses and (2) net income after earnings from noncontrolling interests and adjusted for net realized and unrealized gains and losses and other non-operating costs such as corporate reorganization expenses, office closure costs, FNF merger expenses and other third-party advisory costs (adjusted net income). Adjusted diluted earnings per share (adjusted diluted EPS) is calculated using adjusted net income divided by the diluted average weighted outstanding shares. Management views these measures as important performance measures of core profitability for its operations and as key components of its internal financial reporting. Management believes investors benefit from having access to the same financial measures that management uses.

The following tables reconcile the non-GAAP financial measurements used by management to the most directly comparable GAAP measures for the quarter and year ended December 31, 2019 and 2018 (dollars in millions, except share and per share amounts).

	Quarter Ended December 31,			Year Ended December 31,
	2019	2018	% Change	2019	2018	% Change

Total revenues	509.9	469.9		1,940.0	1,907.7
Net realized and unrealized losses (gains)	8.0	4.3		(42.8)	(0.1)
Adjusted revenues	517.9	474.2	9%	1,897.2	1,907.6	(1)%

Net income attributable to Stewart	0.0	11.4		78.6	47.5
Non-GAAP pretax adjustments:
FNF merger termination fee	-	-		(50.0)	-
Merger-related expenses	0.1	3.0		6.8	12.6
Other net realized and unrealized losses (gains)	8.0	4.3		7.2	(0.1)
Executive severance expenses	6.5	1.0		6.5	1.0
Office closure costs	5.9	0.8		6.6	0.8
Executive insurance policy settlement	2.2	-		2.2	-
Large escrow losses	1.7	-		1.7	-
Other non-operating charges	2.1	-		2.1	-
Litigation expense accruals	-	1.2		-	1.2
Net tax effects of non-GAAP adjustments	(5.9)	(2.4)		3.7	(3.4)
Non-GAAP adjustments, after taxes	20.6	7.9		(13.2)	12.1
Adjusted net income attributable to Stewart	20.6	19.3	7%	65.4	59.6	10%

Diluted average shares outstanding (000)	23,762	23,699		23,753	23,685
Adjusted diluted EPS attributable to Stewart	0.87	0.82		2.75	2.52

CONTACT: Nat Otis, SVP - Finance/Investor Relations, (713) 625-8360